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                                                                   EXHIBIT 99.10

                                                          NON-EXECUTIVE OFFICERS

                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT


                  The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated 2~ (the "Issuance Agreement") by and between TheraTx, Incorporated (the "Corporation") and 1~ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1996 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                        INVOLUNTARY TERMINATION FOLLOWING
                   CORPORATE TRANSACTION OR CHANGE IN CONTROL

                  1. To the extent the Repurchase Right is to be assigned to the successor entity in a Corporate Transaction pursuant to the provisions of Paragraph C.5 of the Issuance Agreement, no accelerated vesting of the Purchased Shares shall occur at the time of such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's continued period of Service after such Corporate Transaction, continue to vest in the Purchased Shares in accordance with the provisions of the Issuance Agreement. However, immediately upon an Involuntary Termination of Participant's Service within twenty four (24) months following such Corporate Transaction, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

                  2. No accelerated vesting of the Purchased Shares shall occur upon a Change in Control, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's continued period of Service after the Change in Control, continue to vest in the Purchased Shares in accordance with the provisions of the Issuance Agreement. However, immediately upon an Involuntary Termination of Participant's Service within twenty four (24) months following the Change in Control, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

                  3. For purposes of this Addendum, the following definitions shall be in effect:
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                     A CHANGE IN CONTROL shall be deemed to occur in the event
of a change in ownership or control of the Corporation effected through either of the following transactions:

                          (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

                          (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or
         (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                     An INVOLUNTARY TERMINATION shall mean the termination of Participant's Service by reason of:

                          (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                          (ii) such individual's voluntary resignation following
         (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty
         (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

                   - MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.

                                       2.
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The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

                  IN WITNESS WHEREOF, TheraTx, Incorporated has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                           THERATX, INCORPORATED

                                           By: _______________________________

                                           Title: ____________________________




EFFECTIVE DATE: __________________, 199__


                                       3.